EXHIBIT 99.1

December 2, 2008	OTCBB: AMGO

AMG ANNOUNCES COMPLETION OF CONTINUATION

AMG OIL LTD. (OTCBB: AMGO) (the “Company) is pleased to announce that it has completed the change of its jurisdiction of incorporation from the State of Nevada to the Canadian federal jurisdiction under the Canada Business Corporations Act (the “CBCA”) by way of continuation (“Continuation”). The Company’s shareholders approved the Continuation at a special meeting of shareholders held on November 25, 2008. The Company completed the filing of Articles of Conversion with the Nevada Secretary of State on November 25, 2008. The Company’s Articles of Continuance were accepted for filing by Industry Canada effective November 27, 2008. The effect of these filings is to transfer the jurisdiction of incorporation of the Company from the State of Nevada to the Canadian federal jurisdiction under the CBCA.

The Company’s common shares remain registered under Section 12(g) of the Securities Exchange Act of 1934 (“Exchange Act”) as a result of the operation of Rule 12g-3 of the Exchange Act. There was no change to the Company’s board of directors or officers. The Company is now a Canadian federal corporation governed by the CBCA.

As a consequence of completion of the Continuation, the Company has completed an assessment as to whether it meets the Securities and Exchange Commission’s (the “SEC”) definition of a “foreign private issuer”, as defined under Rule 3b-4 of the Exchange Act. The Company has concluded that it presently meets the definition of “foreign private issuer” as more than 50% of the Company’s outstanding shares are owned by person who are not residents of the United States. Accordingly, the Company plans to commence filing continuous disclosure reports with the SEC as a “foreign private issuer”. These reports will include an annual report on Form 20-F for the Company’s recently completed fiscal year ended September 30, 2008. The Company will not be subject to the proxy statement requirements of the Exchange Act and its insiders will not be subject to the insider reporting requirements of the Exchange Act. The Company will, however, be required to continue to file with the SEC on Form 6-K its quarterly financial statements, management discussion and analysis, information circulars which it files in connection with meetings of its shareholders, material change reports and press releases that the Company files with securities commissions in Canada. Filings with Canadian securities commissions can be viewed at www.sedar.com.

For more information contact: Michael Hart
Investor Relations: 303 226-5889

Forward-Looking Statement Disclaimer

This press release includes certain statements that may be deemed "forward-looking statements". All statements in this press release, other than statements of historical facts, including those that announce proposed financings that the Company expects to complete, are forward-looking statements. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include the failure of investors who are believed to have committed to the financings to complete them as a result of general market conditions, adverse developments unique to such investors, or otherwise. Accordingly, the actual amounts raised may differ materially from those projected in the forward-looking statements. For more information on the Company, investors should review the Company's filings, available at www.sedar.com and www.sec.gov. This announcement does not constitute an offering of securities nor a solicitation to purchase securities. An offer of securities will only be made by subscription agreement and subject to applicable law.